Issuer Free Writing Prospectus
(Relating to Preliminary Prospectus Supplement
Dated March 31, 2014)
Filed Pursuant to Rule 433(d)
Registration No. 333-192077

MIDAMERICAN ENERGY COMPANY

FINAL PRICING TERM SHEET

March 31, 2014

Issuer:	MidAmerican Energy Company

Legal Format:	SEC-Registered

Issue:	2.40% First Mortgage Bonds due 2019 (the “2019 bonds”)
3.50% First Mortgage Bonds due 2024 (the “2024 bonds”)
4.40% First Mortgage Bonds due 2044 (the “2044 bonds”)

Reopening of the 2019 bonds	The 2019 bonds constitute a further issuance of, are consolidated and form a single series with, have identical terms (other than the date of issuance, public offering price, initial interest accrual date and initial interest payment date) and have the same CUSIP number as our $350,000,000 aggregate principal amount of outstanding 2.40% First Mortgage Bonds due 2019 issued on September 19, 2013.

Offering Size:	$150,000,000 in aggregate principal amount (2019 bonds)
$300,000,000 in aggregate principal amount (2024 bonds)
$400,000,000 in aggregate principal amount (2044 bonds)

Coupon and Coupon Payment Dates:	2.40% per annum, payable semi-annually on each March 15 and September 15, commencing September 15, 2014 (2019 bonds)
3.50% per annum, payable semi-annually on each April 15 and October 15, commencing October 15, 2014 (2024 bonds)
4.40% per annum, payable semi-annually on each April 15 and October 15, commencing October 15, 2014 (2044 bonds)

Trade Date:	March 31, 2014

Settlement Date:	April 3, 2014 (T + 3)

Maturity Date:	March 15, 2019 (2019 bonds)
October 15, 2024 (2024 bonds)
October 15, 2044 (2044 bonds)

Treasury Benchmark:	1.625% due March 31, 2019 (2019 bonds)
2.75% due February 15, 2024 (2024 bonds)
3.75% due November 15, 2043 (2044 bonds)

US Treasury Yield:	1.736% (2019 bonds)
2.726% (2024 bonds)
3.556% (2044 bonds)

Spread to Treasury:	+47 basis points (2019 bonds)
+83 basis points (2024 bonds)
+88 basis points (2044 bonds)

Re-offer Yield:	2.206% (2019 bonds)
3.556% (2024 bonds)
4.436% (2044 bonds)

Price to Public:	100.891% (2019 bonds), plus interest accrued from March 15, 2014
99.511% (2024 bonds)
99.399% (2044 bonds)

Optional Redemption:	Make Whole Call at a discount rate of Treasury + 12.5 basis points prior to February 15, 2019 and at 100% of principal amount on and after February 15, 2019 (2019 bonds)
Make Whole Call at a discount rate of Treasury + 15 basis points prior to July 15, 2024 and at 100% of principal amount on and after July 15, 2024 (2024 bonds)
Make Whole Call at a discount rate of Treasury + 15 basis points prior to April 15, 2044 and at 100% of principal amount on and after April 15, 2044 (2044 bonds)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
KeyBanc Capital Markets Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.

CUSIP:	595620 AJ4 (2019 bonds)
595620 AM7 (2024 bonds)
595620 AN5 (2044 bonds)

ISIN:	US595620AJ40 (2019 bonds)
US595620AM78 (2024 bonds)
US595620AN51 (2044 bonds)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.